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Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 9.3 PERCENT SALES INCREASE IN THE FIRST
QUARTER; EPS OF $0.51 MEETS CONSENSUS ESTIMATE

—Company raises HUMIRA™ sales forecast for 2003—

  •
  Abbott achieved first-quarter earnings per share of $0.51, meeting the First Call analyst consensus estimate and within the company's previous guidance of $0.50 to $0.52.

  •
  Worldwide HUMIRA™ sales totaled $26 million, with $24 million from the United States and $2 million in international sales from patient named basis (PNB) programs. As a result of the strong prescription growth trends for HUMIRA, Abbott is raising its 2003 worldwide sales forecast for the drug from more than $150 million to more than $200 million.

  •
  Growth in Abbott's Pharmaceutical Products Group was driven by a 13 percent increase in U.S. pharmaceuticals.

    —Flomax® sales increased 29 percent to $141 million.

    —TriCor® sales increased 23 percent to $118 million.

    —Kaletra® sales increased 31 percent to $80 million.

    —Omnicef® sales increased 29 percent to $51 million.

  •
  Growth in Abbott's Medical Products Group was driven by an 8 percent increase in sales of U.S. pediatric nutritionals and a 35 percent increase in U.S. Ultane® sales. In addition, worldwide diagnostic sales increased 6 percent, driven by a strong increase in international sales, favorably impacted by exchange rates.

        ABBOTT PARK, Ill., April 9, 2003—Abbott Laboratories today reported an increase in sales for the first quarter ended March 31, 2003. Worldwide sales for the quarter were $4.580 billion, up 9.3 percent from $4.189 billion in the first quarter of 2002. Total sales were favorably impacted 3.0 percent due to the effect of exchange rates. Diluted earnings per share for the quarter were $0.51, meeting the First Call analyst consensus estimate and within the company's previous guidance of $0.50 to $0.52. Net earnings were $801 million, compared to $854 million during the first quarter of 2002, reflecting investment in HUMIRA's U.S. launch and clinical development, consistent with previous forecasts.

        "Our pharmaceutical business continued to perform well during the quarter," said Miles D. White, chairman and chief executive officer. "We are especially pleased with the progress of our HUMIRA launch, resulting in our increased forecast for 2003 worldwide HUMIRA sales. As expected, we made significant investments during the quarter to support an aggressive launch, as well as to further develop our emerging pipeline. We will continue to make the required investment in HUMIRA to ensure we maximize its penetration into a growing and underserved patient population."

        The following is a summary of first-quarter 2003 sales for each of Abbott's major operating divisions and its 50-percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary— Quarter Ended 3/31/03	1Q03 ($ millions)	Percent Change vs. 1Q02	Percent Change vs. 1Q02 Without Impact of Exchange
Total Sales	$4,580	9.3	6.3
U.S. Pharmaceutical Sales	$1,074	13.1	13.1
TAP Pharmaceutical Products Sales* (not consolidated in Abbott's sales)	$1,011	10.8	10.8
U.S. Hospital Products Sales	$717	6.4	6.4
International Sales	$1,339	9.4	2.6
International Pharmaceuticals	$800	7.2	(1.0)
International Hospital Products	$193	8.4	3.1
International Nutritionals**	$346	15.7	11.2
Ross Products (U.S.) Sales	$601	3.8	3.8
Worldwide Diagnostics Sales	$723	6.4	0.4
U.S. Diagnostics	$270	(10.3)	(10.3)
International Diagnostics	$453	19.8	9.0

Note:    See Page 10 for complete "Consolidated Statement of Earnings."

*
Sales for TAP Pharmaceutical Products Inc., Abbott's joint venture with Takeda Chemical Industries, Ltd., of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott's net sales, Abbott's portion of TAP's net income is included in a separate income line on the "Consolidated Statement of Earnings."

**
Includes the international sales of Synagis.

First-quarter results

        Total first-quarter sales in U.S. markets were $2.764 billion, up 7.4 percent from $2.572 billion in the first quarter of 2002. Total international sales, including direct exports from the United States, were $1.816 billion, a 12.3 percent increase from $1.617 billion recorded one year ago. International sales were favorably impacted 7.7 percent due to the effect of exchange rates. Without the impact of exchange, international sales increased by 4.6 percent.

Abbott provides guidance for full-year 2003 and issues guidance for second-quarter 2003

        Abbott's earnings-per-share guidance for 2003 remains unchanged at $2.20 to $2.25. For the first time, Abbott is providing earnings-per-share guidance of $0.51 to $0.53 for the second quarter of 2003.

        The following is a summary of first-quarter 2003 sales for selected products.

Quarter Ended 3/31/03	U.S. ($ millions)	Percent Change vs. 1Q02	Rest of World ($ millions)	Percent Change vs. 1Q02
Pharmaceutical Products Group
Depakote	$148	(15.7)	$9	9.9
Flomax	$141	29.0	$7	51.4
Clarithromycin*	$118	(7.7)	$202	7.6	a
TriCor	$118	22.9	—	—
Synthroid	$108	3.6	$8	18.6
Kaletra	$80	30.9	$69	57.7	b
Mobic	$63	16.2	—	—
Omnicef*	$51	28.6	—	—
HUMIRA**	$24	n/m	$2	n/m
Leuprolide	—	—	$40	(7.0)
Lansoprazole	—	—	$27	20.3
Medical Products Group
Pediatric Nutritionals	$273	7.9	$114	0.7
Adult Nutritionals	$193	(8.5)	$132	11.1	c
Vascular Pharma and Devices	$59	34.6	—	—
MediSense Glucose Monitoring Products	$52	4.1	$76	17.1	d
Ultane/Sevorane	$53	35.4	$86	13.1	e
TAP Pharmaceutical Products (not consolidated in Abbott's sales)
Prevacid	$795	13.0	—	—
Lupron	$213	1.9	—	—

*
Abbott's U.S. anti-infectives franchise, which includes Biaxin (clarithromycin) and Omnicef, grew 0.9 percent.

**
International HUMIRA sales were generated from patient named basis (PNB) programs; European regulatory approval is pending.

a
Without the impact of exchange, clarithromycin sales decreased 4.1 percent internationally.

b
Without the impact of exchange, Kaletra sales increased 42.9 percent internationally.

c
Without the impact of exchange, adult nutritional sales increased 4.7 percent internationally.

d
Without the impact of exchange, MediSense product sales increased 5.3 percent internationally.

e
Without the impact of exchange, Sevorane sales increased 6.5 percent internationally.

n/m = Percent change is not meaningful.

BUSINESS HIGHLIGHTS

Abbott supplies newly approved rheumatoid arthritis medication, HUMIRA, (adalimumab) to U.S. pharmacies

        Abbott began supplying its rheumatoid arthritis (RA) medication, HUMIRA, to pharmacies throughout the United States during the week of Jan. 6, making it available to people with RA by mid-January. HUMIRA is approved for reducing the signs and symptoms and inhibiting the progression of structural damage in adults with moderately to severely active RA who have had insufficient response to one or more traditional disease modifying antirheumatic drugs (DMARDs). The U.S. Food and Drug Administration approved HUMIRA on Dec. 31, 2002, only nine months after simultaneous regulatory submissions in the United States and Europe. Abbott is confident it can supply sufficient quantities to meet patient demand and announced a manufacturing expansion to meet future demand for HUMIRA, as well as other biologics in its pipeline.

Abbott initiates trials to explore use of HUMIRA in psoriasis and psoriatic arthritis

        On March 3, Abbott announced the expansion of its immunology clinical trials program to include studies evaluating the potential of HUMIRA in psoriasis and psoriatic arthritis. Psoriasis and psoriatic arthritis are autoimmune disorders in which a human protein, tumor necrosis factor-alpha (TNF-a), has been suggested to play a role in the disease development. Data from clinical studies suggest that treatments that inhibit TNF-a may be effective in these disease states. HUMIRA, which is a human monoclonal antibody that resembles antibodies normally found in the body, works by specifically blocking TNF-a.

Abbott resumes share repurchase program

        Abbott announced on Feb. 14 that it has resumed its share repurchase program. In June 2000, the board of directors authorized the repurchase of 25 million shares of Abbott's outstanding common stock. The program was temporarily suspended in January 2001, following the company's announced acquisition of BASF's pharmaceutical business, which included the global operations of Knoll. When the company announced the program was being resumed, there were 14.4 million outstanding common shares that remained from the prior authorization.

Abbott bar codes 100 percent of its hospital injectable pharmaceuticals and I.V. solutions

        On March 27, Abbott announced that it had completed its initiative to affix unit-of-use bar codes to 100 percent of its hospital injectable pharmaceuticals and I.V. solutions. The achievement, which encompasses more than 1,000 products, is part of Abbott's comprehensive, industry-leading initiative to help reduce medication errors and enhance patient safety in hospitals.

Abbott announces elimination of needles from infusion therapy product line

        Abbott announced on March 27 that it will phase out by June 2003 all I.V. sets that contain or require needles, as part of the company's continued commitment to improving patient and health care worker safety. By no longer manufacturing and marketing these products, the company expects millions of needles to be eliminated from the U.S. health care system. Abbott will use a needle-free technology across its entire line of infusion therapy products.

Abbott launches the Dexamet™ stent system in Europe

        On Feb. 11, Abbott announced the launch of its Dexamet (dexamethasone-eluting) stent in Europe following CE-mark approval, which was received in December 2002. This introduction represents a significant milestone for Abbott Vascular Devices, Abbott's cardiovascular device franchise, and its evolving drug-eluting stent program. Abbott Vascular Devices' Dexamet coronary stent is the first and only approved stent to couple the anti-inflammatory compound, dexamethasone, with PC Technology™, an innovative biologically inert coating designed to mimic the body's own chemistry and minimize its response to implanted devices.

Abbott and OraSure introduce OraQuick® Rapid HIV-1 antibody test

        Abbott and OraSure Technologies Inc. announced on Jan. 30 the availability of the rapid HIV-1 antibody test, OraQuick, to hospitals, physician offices and other health care facilities in the United States. OraQuick is the first rapid, point-of-care test approved by the FDA designed to detect antibodies to HIV-1 in finger-stick whole blood within approximately 20 minutes. The test was approved by the FDA on Nov. 7, 2002. Based on clinical data submitted by OraSure Technologies, the OraQuick test has been shown to have sensitivity and specificity comparable to laboratory-based tests.

Abbott declares quarterly dividend

        On Feb. 14, the board of directors of Abbott increased the company's quarterly common dividend to 24.5 cents per share. The cash dividend is payable May 15, 2003, to shareholders of record at the close of business on April 15, 2003. This marks the 317th consecutive dividend paid by Abbott since 1924.

        Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals, nutritionals and medical products, including devices and diagnostics. The company employs more than 70,000 people and markets its products in more than 130 countries.

        Abbott's news releases and other information are available on the company's Web site at www.abbott.com. Abbott will webcast its live first-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time. An archived edition of the call will be available after 1 p.m. Central time.

Private Securities Litigation Reform Act of 1995—
A Caution Concerning Forward-Looking Statements

        Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Exhibit 99.1 of our 2002 Annual Report on Securities and Exchange Commission Form 10-K and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:
Melissa Brotz	John Thomas
(847) 935-3456	(847) 938-2655
Kathleen Gilgunn	Larry Peepo
(847) 938-3895	(847) 935-6722
Christy Wistar (847) 938-4475

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
First Quarter Ended March 31, 2003 and 2002
(unaudited)

	2003	2002	Percent Change
Net Sales	$4,580,463,000	$4,189,289,000	9.3
Cost of products sold	2,197,741,000	1,896,077,000	15.9
Research & development	406,027,000	356,681,000	13.8
Selling, general & administrative	996,205,000	891,686,000	11.7
Total Operating Cost and Expenses	3,599,973,000	3,144,444,000	14.5
Operating earnings	980,490,000	1,044,845,000	(6.2)
Net interest expense	37,290,000	52,886,000	(29.5)
Net foreign exchange loss (income)	35,196,000	24,723,000	42.4
(Income) from TAP Pharmaceutical Products Inc. joint venture	(132,088,000)	(158,462,000)	(16.6)
Other (income)/expense, net	(13,831,000)	(5,799,000)	n/m
Earnings Before Taxes	1,053,923,000	1,131,497,000	(6.9)
Taxes on earnings	252,942,000	277,217,000	(8.8)
Net Earnings	$800,981,000	$854,280,000	(6.2)
Diluted Earnings Per Common Share	$0.51	$0.54	(5.6)
Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,568,097,000	1,579,398,000

NOTE:    See attached Q&A on first-quarter 2003 results for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Q&A on first-quarter 2003 results

Q1)	What factors contributed to overall sales growth this quarter?
A1)
Total consolidated sales increased 9.3 percent in the first quarter, including a 3.0 percent favorable impact of exchange rates. The increase was driven by continued double-digit growth in U.S. pharmaceutical sales (up 13.1 percent), led by strong growth in Kaletra, Flomax, TriCor and the U.S. launch of HUMIRA. The U.S. anti-infectives franchise (Biaxin and Omnicef) contributed modest growth this quarter despite a mild flu season. U.S. pharmaceutical growth was partially offset by a decline in Depakote sales due to wholesaler buying patterns. The sales decline for Depakote is not reflective of current prescription trends, and we anticipate sales of this product will return to positive growth in the second quarter.
Q2)	What is the status of the HUMIRA launch?
A2)
Abbott began shipments of HUMIRA early in the first quarter, a little more than a week after its approval by the FDA. We are very pleased with the launch progress and continue to receive positive feedback from both patients and physicians. Prescription trends and market share growth have been strong, and more than 95 percent of all managed care organizations are now reimbursing for HUMIRA. Sales in the quarter totaled $26 million, including $24 million from the United States and $2 million in international sales from patient named basis (PNB) programs. Final European regulatory approval is pending.

As a result of the prescription growth trends for HUMIRA, Abbott is raising its 2003 worldwide sales forecast for the drug from more than $150 million to more than $200 million, based on our recent U.S. launch and a European launch later this year. In 2004, we project worldwide sales in excess of $500 million, and we continue to forecast peak-year sales of more than $1 billion for the rheumatoid arthritis (RA) indication alone. As would be expected with any new drug the size of HUMIRA, we will invest heavily to ensure we realize its full commercial potential. Since RA is just one of the many potential indications for HUMIRA, we are also pursuing five additional indications—each with the commercial potential to add several hundred million dollars in incremental revenue to our $1 billion peak-year forecast for RA. The company already has initiated trials in psoriasis, psoriatic arthritis, juvenile RA and Crohn's disease and expects to begin trials in ankylosing spondylitis in the coming months.

Q3)	What were the drivers of Medical Product Group sales for the quarter?
A3)
Sales in the Medical Products Group were driven by strong double-digit sales of Ultane, solid growth in U.S. pediatric nutritionals, and continued double-digit growth in U.S. sales of Synagis, which is sold through the Ross division. This growth was partially offset by a decline in U.S. adult nutritional sales.

The international diagnostics segment, which represents more than 60 percent of worldwide diagnostics sales, achieved 9 percent growth on a performance basis and 20 percent growth including the impact of exchange. U.S. diagnostics sales were negatively impacted by the fourth-quarter decision to discontinue marketing two lower-margin diagnostics products and modest market-share erosion in the immunoassay business—consistent with previous forecasts. This decrease in the United States was partially offset by strong double-digit growth in sales of Vysis molecular diagnostic products. Overall, worldwide diagnostics sales increased more than 6 percent, favorably impacted by exchange rates.
Q4)	How did gross margin compare with the first quarter of 2002?
A4)
The gross margin ratio was lower than in the prior-year quarter, impacted by two factors seen over the last three quarters of 2002. These include costs associated with our Good Manufacturing Practices (GMP) compliance enhancements in the diagnostics division and the ratio impact of weaker Latin American currencies. In addition, sales mix in the U.S. pharmaceutical business negatively impacted this ratio. We expect the gross margin ratio to improve somewhat in the second half of the year, with the full-year average in the low 50s, consistent with previous forecasts.
Q5)	What impacted R&D spending this quarter?
A5)
R&D spending this quarter increased almost 14 percent, consistent with our previous forecast of heightened R&D investment to support pipeline programs, such as the follow-on indications for HUMIRA. During the quarter, we announced the initiation of clinical trials evaluating the potential of HUMIRA in psoriasis and psoriatic arthritis, and we continue to make progress on the late-stage trials in juvenile RA and Crohn's disease that were initiated last year.

Q6)	Why did SG&A expense increase significantly in the quarter?
A6)
SG&A increased nearly 12 percent from the first quarter of 2002, consistent with our previous forecast. This increase was driven by accelerated spending for the launch of HUMIRA, due to its earlier-than-expected FDA approval, as well as spending on other marketed pharmaceutical products.
Q7)	What other transactions affected the quarter?
A7)
As announced on the conference call for the fourth quarter of 2002, we sold product rights to our eye and ear care product line (previously part of Ross' consumer business). As indicated at that time, a portion of the related gain was recognized in 2002, with the remainder to be recognized in 2003. During the first quarter, a gain of approximately $50 million was recognized from this transaction. As a reminder, the sale of product rights is reflected as sales in accordance with our revenue recognition policy.

The quarter also included $35 million in exchange losses, as reflected in the "Net foreign exchange loss (income)" line of the Consolidated Statement of Earnings, as a result of Euro hedges in place when the Euro strengthened against the U.S. dollar.
Q8)	Why did net interest expense decrease from the prior year?
A8)	Lower interest rates and a lower level of debt compared to the prior year reduced net interest expense.
Q9)	How did exchange impact the quarter?
A9)
Exchange positively impacted net sales by 3 percent reflecting strength in the Euro, which was partially offset by weakness in certain Latin American currencies. The margin impact of this favorability was offset by losses on financial hedges of Euro-denominated operating income, as reflected in the "Net foreign exchange loss (income)" line of the Consolidated Statement of Earnings.
Q10)	What was the tax rate this quarter?
A10)	The tax rate in the first quarter was 24 percent, consistent with previous guidance.

Q11)	How did the TAP joint venture perform during the quarter?
A11)
TAP reported strong first-quarter sales as a result of the growth of Prevacid, which increased 13 percent due to continued double-digit growth in the proton pump inhibitor (PPI) market as well as wholesaler buying patterns. Demand for Prevacid remains high, with the entry of a generic omeprazole tracking according to TAP's expectations, which assumed only modest impact to Prevacid share. Prevacid is maintaining its position as the most-prescribed PPI—with roughly 30 percent share in both new and total prescriptions. TAP continues to expect mid-single-digit sales growth for Prevacid for the full-year 2003.

Despite strong sales growth, the income recorded on the TAP joint venture line of the Consolidated Statement of Earnings declined due to increased SG&A spending, primarily for new sales and marketing initiatives for Prevacid. TAP continues to invest in sales and marketing to ensure longer-term Prevacid growth.
Q12)	Did Abbott make contributions to the U.S. pension fund during the quarter?
A12)	During the quarter, we contributed $200 million in cash to our U.S. pension fund, completing the amount we previously forecasted for the full-year 2003.
Q13)	What is your earnings-per-share guidance for the full-year and second-quarter 2003?
A13)	Abbott's earnings-per-share guidance for 2003 remains unchanged at $2.20 to $2.25. For the first time, Abbott is providing earnings-per-share guidance of $0.51 to $0.53 for the second-quarter 2003.
Q14)	When will Abbott hold its investor R&D update meeting?
A14)
Abbott will hold its R&D update meeting on May 29, 2003, in New York City. All presentations will be webcast live on Abbott's Investor Relations Web site at www.abbottinvestor.com. Further details will be available in the coming weeks.

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  Exhibit 99.1
Q&A on first-quarter 2003 results